SECOND AMENDMENT TO THE
THIRD AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
XHR LP

DESIGNATION OF 12.5% SERIES A CUMULATIVE NON-VOTING PREFERRED UNITS

June 3, 2015

Pursuant to Section 4.02 and Article XI of the Third Amended and Restated Agreement of Limited Partnership of XHR LP, as amended by that certain First Amendment, dated as of May 5, 2015 (the “Partnership Agreement”), XHR GP, Inc., a Delaware corporation, as the General Partner (as defined in the Partnership Agreement), hereby amends the Partnership Agreement as follows in connection with the designation and issuance of 12.5% Series A Cumulative Non-Voting Preferred Units (as defined below):

1.    Designation. The Partnership Agreement is amended to include the following as Article XIV of the Partnership Agreement:

Article XIV
12.5% Series A Cumulative Non-Voting Preferred Units

14.01    Designation. A series of Partnership Units in the Partnership, designated as the 12.5% Series A Cumulative Non-Voting Preferred Units (the “Series A Preferred Units”), is hereby established. The number of Series A Preferred Units shall be 125. The 125 Series A Preferred Units were issued effective as of May 5, 2015 to Xenia REIT in respect of the issuance by Xenia REIT of 125 shares of its 12.5% Series A Cumulative Non-Voting Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), on January 5, 2015. The designations, preferences and other rights of the Series A Preferred Units contained in this Second Amendment are intended to be substantially similar to the designations, preferences and other rights (except voting rights) for the Series A Preferred Stock contained in Exhibit A to the Articles of Amendment and Restatement of Xenia REIT (the “Series A Preferred Stock Designation”), and the General Partner shall interpret this Second Amendment in a manner consistent with such intent.

14.02    Rank. The Series A Preferred Units shall, with respect to distribution and redemption rights and rights upon liquidation, dissolution or winding up of the Partnership, rank senior to all classes or series of Partnership Units and to all other equity securities issued by the Partnership from time to time (collectively, the “Junior Securities”). The term “equity securities” shall not include convertible debt securities.
14.03    Distributions.
(a)    Each holder of the then outstanding Series A Preferred Units shall be entitled to receive, when and as authorized by the General Partner and declared by the Partnership, out of

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funds legally available for the payment of distributions, cumulative preferential cash distributions per Series A Preferred Unit at the rate of 12.5% per annum of the total of $1,000.00 plus all accumulated and unpaid distributions thereon, subject to Section 14.05(b) below. Such distributions shall accrue on outstanding Series A Preferred Units on a daily basis and be cumulative from January 5, 2015, the date on which the Series A Preferred Stock was issued, and shall be payable semi-annually in arrears on or before June 30 and December 31 of each year (each, a “Series A Preferred Unit Distribution Payment Date”) or, if not a business day, the next succeeding business day. Any distribution payable on the Series A Preferred Units for any partial distribution period will be computed on the basis of a 360-day year consisting of twelve 30-day months (it being understood that the distribution payable on June 30, 2015 will be for less than a full distribution period). A “distribution period” shall mean, with respect to the first “distribution period,” the period from and including January 5, 2015 to and including the first Series A Preferred Unit Distribution Payment Date, and with respect to each subsequent “distribution period,” the period from but excluding a Series A Preferred Unit Distribution Payment Date to and including the next succeeding Series A Preferred Unit Distribution Payment Date or other date as of which accrued distributions are to be calculated. Subject to Section 14.05(b) below, distributions will be payable to holders of record as they appear in the partnership interests transfer records of the Partnership at the close of business on the applicable record date, which shall be the fifteenth day of the calendar month in which the applicable Series A Preferred Unit Distribution Payment Date falls or such other date designated by the General Partner for the payment of distributions that is not more than 30 days prior to such Series A Preferred Unit Distribution Payment Date (each, a “Series A Preferred Unit Distribution Record Date”).
(b)    No distributions on the Series A Preferred Units shall be declared by the Partnership or paid or set apart for payment by the Partnership at such time as the terms and provisions of any written agreement between the Partnership and any party that is not an affiliate of the Partnership, including any agreement relating to its indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law. For purposes of this Section 14.03(b), “affiliate” shall mean any party that controls, is controlled by or is under common control with the Partnership.
(c)     Notwithstanding the foregoing, distributions on the Series A Preferred Units shall accrue whether or not the terms and provisions set forth in Section 14.03(b) hereof at any time prohibit the current payment of distributions, whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized or declared. Furthermore, distributions will be declared and paid when due in all events to the fullest extent permitted by law and except as provided in Section 14.03(b) above. Accrued but unpaid distributions on the Series A Preferred Units will accumulate as of the Series A Preferred Unit Distribution Payment Date on which they first become payable.
(d)     Unless full cumulative distributions on all of the outstanding Series A Preferred Units have been or contemporaneously are paid or declared and a sum sufficient for the payment

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thereof is set apart for payment for all past distribution periods, no distributions (other than in Junior Securities) shall be paid or declared and set apart for payment, nor shall any other distribution be declared or made upon any Junior Securities, nor shall any Junior Securities be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such Junior Securities) by the Partnership (except by conversion into or exchange for other Junior Securities and except for transfers, redemptions or purchases of Partnership Interests corresponding to any class or series of capital stock of Xenia REIT to be acquired by Xenia REIT pursuant to its charter to the extent necessary to preserve Xenia REIT’s status as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute).
(e)     When distributions are not paid in full (or a sum sufficient for such full payment is not set apart) on the Series A Preferred Units, all distributions declared upon the Series A Preferred Units shall be declared and paid pro rata based on the number of Series A Preferred Units then outstanding.
(f)     Any distribution payment made on Series A Preferred Units shall first be credited against the earliest accrued but unpaid distribution due with respect to such units which remains payable. Holders of the Series A Preferred Units shall not be entitled to any distribution, whether payable in cash, property or shares, in excess of full cumulative distributions on the Series A Preferred Units as described above.
14.04    Liquidation Preference.
(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, the holders of Series A Preferred Units then outstanding will be entitled to be paid, or have the Partnership declare and set apart for payment, out of the assets of the Partnership legally available for distribution to its partners, before any distribution of assets is made to holders of any Junior Securities, a liquidation preference per Series A Preferred Unit equal to the sum of the following (collectively, the “Series A Preferred Unit Liquidation Preference”): (i) $1,000.00, (ii) all accrued and unpaid distributions thereon through and including the date of payment and (iii) if the Series A Preferred Unit Redemption Premium (as defined below) would then be payable upon the redemption of Series A Preferred Units in accordance with Section 14.05(a) below, the per unit Series A Preferred Unit Redemption Premium. In the event that the Partnership elects to set apart the Series A Preferred Unit Liquidation Preference for payment, the Series A Preferred Units shall remain outstanding until the holders thereof are paid the full Series A Preferred Unit Liquidation Preference therefor, which payment shall be made no later than immediately prior to the Partnership making its final liquidating distribution on its Common Units. In the event that the Series A Preferred Unit Redemption Premium would be payable on the date that the Series A Preferred Unit Liquidation Preference was set apart for payment but no Series A Preferred Unit Redemption Premium would be payable on the payment date, the Partnership may make a corresponding reduction to the funds set apart for payment of the Series A Preferred Unit Liquidation Preference.
(b) In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Partnership are insufficient to pay the full amount of the

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Series A Preferred Unit Liquidation Preference on all outstanding Series A Preferred Units, then the holders of the Series A Preferred Units shall share ratably in any such distribution of assets in proportion to the full Series A Preferred Unit Liquidation Preference to which they would otherwise be respectively entitled.
(c) After payment of the full amount of the Series A Preferred Unit Liquidation Preference to which they are entitled, the holders of Series A Preferred Units will have no right or claim to any of the remaining assets of the Partnership.
(d) Upon the Partnership’s provision of written notice as to the effective date of any such liquidation, dissolution or winding up of the Partnership, accompanied by payment in the amount of the full Series A Preferred Unit Liquidation Preference to which each record holder of the Series A Preferred Units is entitled, the Series A Preferred Units shall no longer be outstanding Partnership Interests of the Partnership and all rights of the holders of such units will terminate. Such notice shall be given by first class mail, postage pre-paid, to each record holder of the Series A Preferred Units at the respective mailing addresses of such holders as the same shall appear on the partnership interests transfer records of the Partnership.
(e) The consolidation or merger of the Partnership with or into any other business enterprise or of any other business enterprise with or into the Partnership, or the sale, lease or conveyance of all or substantially all of the assets or business of the Partnership, shall not be deemed to constitute a liquidation, dissolution or winding up of the Partnership.
14.05    Redemption.
(a) Redemption. If Xenia REIT elects to redeem any shares of Series A Preferred Stock in accordance with Section 5 of the Series A Preferred Stock Designation, the Partnership shall, on the date set for redemption of such shares of Series A Preferred Stock, redeem the number of Series A Preferred Units equal to the number of shares of Series A Preferred Stock for which Xenia REIT has given notice of redemption pursuant to Section 5(d)(i) of the Series A Preferred Stock Designation, for cash at a redemption price per Series A Preferred Unit (the “Series A Preferred Unit Redemption Price”) equal to $1,000.00 plus all accrued and unpaid distributions thereon to and including the date fixed for redemption, plus a redemption premium of $100 per unit (the “Series A Preferred Unit Redemption Premium”) if the date fixed for redemption of Series A Preferred Units (the “Series A Preferred Unit Redemption Date”) is on or before December 31, 2016. If less than all of the outstanding Series A Preferred Units are to be redeemed, the Series A Preferred Units to be redeemed may be selected by any equitable method determined by the General Partner provided that such method does not result in the creation of fractional units.
(b) Rights to Distributions on Units Called for Redemption. Immediately prior to or upon any redemption of Series A Preferred Units, the Partnership shall pay, in cash, any accrued and unpaid distributions to and including the Series A Preferred Unit Redemption Date. If the Series A Preferred Unit Redemption Date for any Series A Preferred Units called for redemption falls after a Series A Preferred Unit Distribution Record Date and prior to the corresponding Series A Preferred Unit Distribution Payment Date, each holder of record as of the effective time of such

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redemption of Series A Preferred Units so called for redemption shall be entitled to receive only the accrued and unpaid distributions to and including the Series A Preferred Unit Redemption Date and, provided that the full amount of the Series A Preferred Unit Redemption Price (including all accrued and unpaid distributions thereon to and including the Series A Preferred Unit Redemption Date and any applicable Series A Preferred Unit Redemption Premium) has been paid or set apart pursuant to Section 14.05(c)(iii) below, holders of record of such Series A Preferred Units so called for redemption as of the Series A Preferred Unit Distribution Record Date for such a distribution shall not be entitled to receive the distribution payable on such units on the corresponding Series A Preferred Unit Distribution Payment Date.
(c) Procedures for Redemption.
(i) Notice of redemption of the Series A Preferred Units shall be consistent with the notice procedures set forth in Section 5(d)(i) of the Series A Preferred Stock Designation.
(ii) Upon the Partnership’s provision of written notice as to the effective date of the redemption of any Series A Preferred Units, accompanied by payment in the amount of the full Series A Preferred Unit Redemption Price through such effective date to which each record holder of Series A Preferred Units to be redeemed is entitled or, if the Series A Preferred Units to be redeemed are represented by certificates, the setting apart of such amount pursuant to Section 14.05(c)(iii) below, the Series A Preferred Units shall be redeemed and shall no longer be deemed outstanding and all rights of the holders of such units will terminate.
(iii) If notice of redemption of any Series A Preferred Units has been given and if the funds necessary for such redemption have been set apart by the Partnership for the benefit of the holders of any Series A Preferred Units so called for redemption, then, from and after the redemption date, distributions will cease to accrue on such Series A Preferred Units, such Series A Preferred Units shall no longer be deemed outstanding and all rights of the holders of such units will terminate, except the right to receive the Series A Preferred Unit Redemption Price therefor. If the Partnership shall so require and the notice of redemption shall so state, holders of Series A Preferred Units to be redeemed shall surrender the certificates representing such Series A Preferred Units, to the extent that such units are certificated, at the place designated in such notice and, upon surrender in accordance with said notice of the certificates representing Series A Preferred Units so redeemed (properly endorsed or assigned for transfer, if the Partnership shall so require and the notice shall so state), such Series A Preferred Units shall be redeemed by the Partnership at the Series A Preferred Unit Redemption Price. In case less than all of the Series A Preferred Units represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed Series A Preferred Units without cost to the holder thereof. In the event that the Series A Preferred Units to be redeemed are uncertificated, such units shall be redeemed in accordance with the notice and no further action on the part of the holders of such units shall be required.
(iv) The deposit of funds with a bank or trust company for the purpose of redeeming Series A Preferred Units shall be irrevocable except that:

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(A) the Partnership shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any units redeemed shall have no claim to such interest or other earnings; and
(B) any balance of monies so deposited by the Partnership and unclaimed by the holders of the Series A Preferred Units entitled thereto at the expiration of two years from the applicable redemption dates shall be repaid, together with any interest or other earnings thereon, to the Partnership, and, after any such repayment, the holders of the units entitled to the funds so repaid to the Partnership shall look only to the Partnership for payment of the Series A Preferred Unit Redemption Price without interest or other earnings.
14.06    Voting Rights. Holders of the Series A Preferred Units will not have any voting rights.
14.07    Conversion. The Series A Preferred Units are not convertible into or exchangeable for any other property or securities of the Partnership.
3.    Other Amendments. The Partnership Agreement is hereby amended as follows:

(a)    Article V, Section 5.01 of the Partnership Agreement is amended by adding the following new Section 5.01(i):

“(i)     Priority Allocations With Respect To Preferred Units. After giving effect to the allocations set forth in Sections 5.01(c), (d), and (e) hereof, but before giving effect to the allocations set forth in Sections 5.01(a) and 5.01(b) hereof, Net Operating Income shall be allocated to each Partner owning Series A Preferred Units until the aggregate amount of Net Operating Income allocated to such Partner under this Section 5.01(i) for the current and all prior years equals the aggregate amount of distributions paid on such Series A Preferred Units (including any portion of the Series A Preferred Unit Redemption Price or Series A Preferred Unit Liquidation Preference attributable to accrued and unpaid distributions) for the current and all prior years. For purposes of this Section 5.01(i), “Net Operating Income” means the excess, if any, of the Partnership’s gross income over its expenses (but not taking into account depreciation, amortization, or any other noncash expenses of the Partnership), calculated in accordance with the principles of Section 5.01(h) hereof.”
1.4.     Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and confirms.

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IN WITNESS WHEREOF, the undersigned has executed this Second Amendment to the Partnership Agreement as of the date first set forth above.
GENERAL PARTNER:

XHR GP, INC.,
a Delaware corporation

By: /s/ Marcel Verbaas
Name:    Marcel Verbaas

Title:	President

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